                                                                    Exhibit 99.4

                         SAFETY-KLEEN CORP. ANNOUNCES
                             CHANGES IN BOARD AND
                          SENIOR EXECUTIVE POSITIONS

     Elgin, IL -- April 6, 1998 -- Safety-Kleen Corp. (NYSE/SK) today announced that in response to the closure of the tender offer by Laidlaw Environmental (NYSE/LLE) on Friday, April 3, the Board of Directors have resigned their positions with the exception of Donald W. Brinckman. Mr. Brinckman is expected to resign his position from the Board with the close of the merger in mid-May.

     Per the Plan of Merger with Laidlaw, the agreement provides that Laidlaw Environmental shall be entitled to board representation proportional to its percentage of voting power following its purchase of shares in the exchange offer. Laidlaw announced on Friday that it beneficially owns approximately 94% of the outstanding shares of Safety-Kleen.

     Effective Saturday, April 4, Ms. Marcia Williams and Messrs. Richard Farmer, Russell Gwillim, Edgar Jannotta, Karl Otzen, Paul Schrage, and W. Gordon Wood were replaced by representatives of Laidlaw Environmental. The newly-appointed directors are James R. Bullock, Kenneth W. Winger, Leslie W. Haworth, John W. Rollins, Jr., David E. Thomas, Jr., James L. Wareharn, and Grover C. Wrenn.

     In addition, Donald Brinckman was replaced as Chairman of the Board by James R. Bullock, who will serve as non-executive Chairman. Mr. Brinckman was also replaced as Chief Executive Officer by Kenneth W. Winger. Mr. Winger will hold the position of President and Chief Executive Officer and also becomes acting Chief Operating Officer, replacing Mr. Joseph Chalhoub.

     Laidlaw Environmental Services, Inc. is headquartered in Columbia, South Carolina and supplies hazardous and industrial waste management services to industry and government across North America. The Company provides customers with local service from more than 100 locations in the United States and Canada.

     Safety-Kleen is a leading environmental and industrial service company dedicated to helping nearly 400,000 industrial and automotive customers recycle and process their waste streams.